Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Gerard Meuchner, Kodak, +1 585-724-4513, gerard.meuchner@kodak.com

Kodak Exploring Strategic Alternatives for Fundamental Digital Imaging Patent Portfolios

ROCHESTER, N.Y., July 20 – Eastman Kodak Company announced that it is exploring strategic alternatives related to its digital imaging patent portfolios, a move reflecting the current heightened market demand for intellectual property.
Kodak’s portfolios include more than 1,100 U.S. patents pertaining to capturing, processing, storing, organizing, editing, and sharing digital images, as well as imaging monetization applications, which are fundamental to the digital imaging industry. Those patents represent approximately 10% of Kodak’s total U.S. patent portfolio.
To assist in this effort, Kodak has retained Lazard LLC as its adviser. As the effort proceeds, Kodak will continue to pursue its successful patent licensing program as well as all litigation related to its digital imaging technology.
“Given recent trends in the marketplace for intellectual property, we believe the time is right to explore smart, opportunistic alternatives for our digital imaging patent portfolios,” said Laura G. Quatela, Kodak’s General Counsel and a Senior Vice President of the company. "This effort reaffirms our commitment to the three pillars of our intellectual property strategy -- design freedom, access to new markets and partnerships, and cash generation."

Kodak invented the digital camera and since then has pioneered many of the major advances in digital imaging devices, systems and services. The company’s portfolios of more than 1,100 digital imaging patents – plus foreign counterparts and related patent applications – comprise the world’s richest collection of imaging-related technology.
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2011